SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 2)

                        Alpha Security Group Corporation
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
                         (Title of Class of Securities)

                                    02078A100
                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [  ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [  ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A

CUSIP No. 02078A100                                                PAGE 2 OF 9


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(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                       Polar Securities Inc.
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(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [X]
                                                                     (b) [ ]
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(3)      SEC USE ONLY
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(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                            Canada
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NUMBER OF                  (5)      SOLE VOTING POWER
                                                 -0-
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                               317,800
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                               317,800
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         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                               317,800
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         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                 [ ]
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         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                4.2%
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         (12)     TYPE OF REPORTING PERSON
                                                IA
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Schedule 13G/A

CUSIP No. 02078A100                                                PAGE 3 OF 9


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                    North Pole Capital Master Fund
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [X]
                                                                     (b) [ ]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                            Cayman Islands
------------------------------------------------------------------------------

NUMBER OF                  (5)      SOLE VOTING POWER
                                                 -0-
SHARES                     ___________________________________________________

BENEFICIALLY               (6)      SHARED VOTING POWER
                                               93,400
OWNED BY                   ___________________________________________________

EACH                       (7)      SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING                  ___________________________________________________

PERSON WITH                (8)      SHARED DISPOSITIVE POWER
                                               93,400
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                               93,400
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                1.2%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                                CO
------------------------------------------------------------------------------

 Schedule 13G/A

CUSIP No. 02078A100                                                PAGE 4 OF 9


ITEM 1(a).    NAME OF ISSUER:

              Alpha Security Group Corporation (the "Company")

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              328 West 77th Street
              New York, New York 10024


ITEMS 2(a), 2(b) and 2(c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE AND CITIZENSHIP:

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                     (i) North Pole Capital Master Fund ("North Pole"), a Cayman Islands exempted company, with respect to the Shares (defined in item 2(d) below) reported in this
                           Schedule 13G/A directly owned by it.

                     (ii) Polar Securities Inc. ("Polar Securities"), a company incorporated under the laws on Ontario, Canada, with respect to the Shares reported in this Schedule 13G/A directly owned by North Pole and certain discretionary accounts managed by Polar Securities.

The citizenship of each of the Reporting Persons is set forth above.

The address of the principal business office of each of the Reporting Persons is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.0001 Par Value (the "Shares")

ITEM 2(e).    CUSIP NUMBER:     02078A100

Schedule 13G/A

CUSIP No. 02078A100                                               PAGE 5 OF 9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
                  (a) [ ] Broker or dealer registered under Section 15 of the Act;

                  (b) [ ]    Bank as defined in Section 3(a)(6) of the
                             Act;

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

                  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

                  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

                  (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

                  (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ]    Church Plan that is excluded from the
                             definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                  (j) [ ]    Group, in accordance with Rule
                             13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

Schedule 13G/A

CUSIP No. 02078A100                                                PAGE 6 OF 9

ITEM 4.   OWNERSHIP.

     Polar Securities Inc. serves as the investment manager to North Pole and a number of discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G/A.

     Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

         A.   Polar Securities

              (a) Amount beneficially owned: 317,800

              (b) Percent of class: 4.2% (all percentages herein are based on 7,580,000 Shares reported to be outstanding as of November 18, 2008 as reflected in the Form 10-Q filed by the Company on November 19, 2008).

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0 Shares.

                  (ii)  shared power to vote or to direct the vote: 317,800
                        Shares.

                  (iii) sole power to dispose or to direct the disposition of: 0
                        Shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        317,800 Shares

         B.   North Pole

              (a) Amount beneficially owned: 93,400

              (b) Percent of class: 1.2%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0 Shares.

                  (ii)  shared power to vote or to direct the vote: 93,400
                        Shares.

                  (iii) sole power to dispose or to direct the disposition of: 0
                        Shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        93,400 Shares

Schedule 13G/A

CUSIP No. 02078A100                                                PAGE 7 OF 9


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

              Not applicable.

ITEM 10. CERTIFICATION (if filing pursuant to Rule 13d-1(c))

     Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A

CUSIP No. 02078A100                                                PAGE 8 OF 9


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED: February 17, 2009                    Polar Securities Inc.
                                            /s/ Paul Sabourin
                                            -----------------------------------
                                            Paul Sabourin
                                            Chief Investment Officer

                                            North Pole Capital Master Fund
                                            By:  Polar Securities Inc.
                                            /s/ Paul Sabourin
                                            -----------------------------------
                                            Paul Sabourin
                                            Chief Investment Officer

Schedule 13G/A

CUSIP No. 02078A100                                                PAGE 9 OF 9


                                    EXHIBIT 1
                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 17, 2009                   Polar Securities Inc.
                                            /s/ Paul Sabourin
                                            -----------------------------------
                                            Paul Sabourin
                                            Chief Investment Officer

                                            North Pole Capital Master Fund
                                            By:  Polar Securities Inc.
                                            /s/ Paul Sabourin
                                            -----------------------------------
                                            Paul Sabourin
                                            Chief Investment Officer